Exhibit 99.1

Capitala Finance Corp. Announces Estimates of First Quarter Net Asset Value, Net Investment Income, and Net Realized Gains

CHARLOTTE, N.C., May 4, 2015 (GLOBE NEWSWIRE) -- Capitala Finance Corp. (the “Company” or “Capitala”) (Nasdaq:CPTA) announced today estimates of net asset value (“NAV”), net investment income (“NII”), and net realized gains for the period ended March 31, 2015.

At March 31, 2015, the Company’s NAV is expected to be approximately $238.2 million, or $18.35 per share.

For the three months ending March 31, 2015, the Company’s NII is expected to be approximately $4.8 million, or $0.37 per share, while net realized gains are expected to total approximately $9.3 million, or $0.72 per share.

Based on the estimated NAV of $18.35 per common share as of March 31, 2015, the Company expects the previously announced $0.62 per common share of distributions payable during the second quarter of 2015 to result in an annualized distribution yield on the Company’s common stock of approximately 13.5%.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information about the Company, please visit www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com